SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(A) of the
                         Securities Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           HARRIS & HARRIS GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 2005

      To the Shareholders of Harris & Harris Group, Inc.:

      NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of the Shareholders of Harris & Harris Group, Inc. (the "Company") will be held on May 5, 2005, at 3:30 p.m., local time, on the Concourse Level at 780 Third Avenue (between 48th and 49th Street), New York, New York 10017. This meeting has been called by the Board of Directors of the Company, and this notice is being issued at its direction. It has called this meeting for the following purposes:

      1. To elect 10 directors of the Company to hold office until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

      2. To approve a proposal to authorize the Company to offer long-term rights to purchase shares of the Company's common stock at an exercise price that, at the time such rights are issued, will not be less than the greater of the market value of the Company's common stock or the net asset value of the Company's common stock. Such rights may be part of or accompanied by other securities of the Company (such as convertible preferred stock or convertible debt);

      3. To amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 30,000,000;

      4. To remove certain investment restrictions that date back to before we became a business development company that are not applicable to business development companies:

            4A. To eliminate the investment restriction regarding concentration;

            4B. To eliminate the investment restriction regarding borrowing and the issuance of senior securities;

            4C.   To eliminate the investment restriction regarding lending;

            4D. To eliminate the investment restriction regarding underwriting securities;

            4E. To eliminate the investment restriction regarding the purchase or sale of real estate;

            4F. To eliminate the investment restriction regarding the purchase or sale of commodities; and

            4G. To eliminate the investment restriction regarding making short sales.

      5. To transact such other business as may properly come before the meeting or any postponement or adjournments thereof.

      We encourage you to contact us at (212) 582-0900, from 9:00 a.m. to 5:00 p.m. EST, if you have any questions.

      Holders of common stock of record at the close of business on March 14, 2005, will be entitled to vote at the meeting.

      Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed business reply envelope, which requires no postage if mailed in the United States, so you will be represented at the Annual Meeting.

                                              By Order of the Board of Directors

April 5, 2005                                 /s/ Susan T. Harris
New York, New York                            ----------------------------------
                                              Susan T. Harris
                                              Secretary

      IMPORTANT: PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
                         THE MEETING DATE IS MAY 5, 2005

                           Harris & Harris Group, Inc.
                              111 West 57th Street
                            New York, New York 10019
                                 (212) 582-0900

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 5, 2005

General Information

      This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Harris & Harris Group, Inc. (the "Company," "us," "our," and "we"), to be voted at the 2005 Annual Meeting of Shareholders (the "Annual Meeting"), to be held on May 5, 2005, and at any adjournment thereof. This document will give you the information you need to vote on the matters listed on the accompanying Notice of Annual Meeting of Shareholders. Much of the information in this proxy statement ("Proxy Statement") is required under rules of the Securities and Exchange Commission ("SEC"); some of it is technical. If there is anything you do not understand, please contact us at (212) 582-0900.

      The Annual Meeting will be held on Thursday, May 5, 2005, at 3:30 p.m., local time, on the Concourse Level at 780 Third Avenue (between 48th Street and 49th Street), New York, New York. At the Annual Meeting, our shareholders will be asked to elect 10 directors to serve on the Board of Directors of the Company and to hold office until the next Annual Meeting and to vote on the other matters stated in the accompanying Notice and described in more detail in this proxy statement. If any other matters properly come before the Annual Meeting, the persons named on the proxies will, unless the shareholder otherwise specifies in the proxy, vote upon such matters in accordance with their best judgment. The enclosed proxy card and this proxy statement and annual report on Form 10-K are being first transmitted on or about April 5, 2005, to our shareholders.

      The Board of Directors has fixed the close of business on March 14, 2005, as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, an aggregate of 17,248,845 shares of common stock were issued and outstanding. Each such share will be entitled to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

Solicitation and Revocation; Vote Required

      All properly executed proxies received prior to the Annual Meeting will be voted at the meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are marked, shares represented by the proxies will be voted "for" all the proposals.

      Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time, before it is exercised, by written notification delivered to our Secretary, by voting in person at the Annual Meeting, or by executing another proxy bearing a later date. If your shares are held for your account by a broker, bank or other institution or nominee, you may vote such shares at the Annual Meeting only if you obtain proper written authority, from your institution or nominee, that you present at the Annual Meeting.

      Approval of any of the matters submitted for stockholder approval requires that a quorum be present. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as shares present at the Annual Meeting for purposes of determining the existence of a quorum. Broker non-votes are proxies received by us from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on the particular matter.

      If a quorum is present (in person or by proxy), (i) for Proposal 1, the directors will be elected by a plurality of the votes cast (i.e., the highest number of votes cast for each of the 10 director slots); (ii) for Proposal 2, the financing proposal will be approved if a majority of the votes cast are cast in favor; (iii) for Proposal 3, the proposed amendment to the Certificate of Incorporation will be approved if a majority of the shares outstanding and entitled to vote are cast in favor; and (iv) for Proposals 4A, 4B, 4C, 4D, 4E, 4F and 4G, approval of the proposal with respect to the removal of each investment restriction will be approved if either (a) more than 50 percent of the shares outstanding on the record date are cast in favor or (b) 67 percent or more of the shares represented at the meeting are cast in favor. All other matters being submitted to shareholder vote pursuant to the Notice of Annual Meeting will be approved if a quorum is present in person or by proxy and a majority of the votes cast on a particular matter are cast in favor of that matter. For purposes of Proposals 1, 3 and unspecified matters that come before the meeting, votes withheld or abstentions will not be counted as votes cast on the matter and will have no affect on the result of the vote.

      A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If your broker holds your shares in its "street" name, the broker may vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Amend the Certificate of Incorporation) and unspecified matters that come before the meeting even if it does not receive instructions from you. For purposes of Proposal 2 (Financing), and Proposals 4A, 4B, 4C, 4D, 4E, 4F and 4G (Removal of Investment Restrictions), because abstentions and broker non-votes are treated as shares present but not voting, any abstentions and broker non-votes will have the effect of votes against these proposals.

      Proxies are being solicited by Innisfree M&A Incorporated, pursuant to its standard contract as proxy solicitor, the cost of which will be borne by us and is estimated to be approximately $7,500. Proxies will be solicited by telephone or by mail. All expenses of preparing, printing, mailing, and delivering proxies, and all materials used in the solicitation of proxies, will be borne by us. Proxies may also be solicited by officers and regular employees of the Company personally, by telephone or otherwise, but these persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding solicitation material to their principals, the beneficial owners of our common stock. It is estimated that those costs will be nominal.

                              ELECTION OF DIRECTORS

                                (Proposal No. 1)

      The 10 nominees listed below, all of whom currently serve as directors, have been nominated to serve as our directors until the next Annual Meeting or until their respective successors are duly elected and qualified. Although it is not anticipated that any of the nominees will be unable or unwilling to serve, in the unexpected event that any such nominees should become unable or decline to serve, it is intended that votes will be cast for substitute nominees designated by our present Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES.

Nominees

      Certain information, as of March 14, 2005, with respect to each of the 10 nominees for election at the Annual Meeting is set forth below, including their names, ages and a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company. All the nominees have agreed to serve if elected and consent to being referred to in this proxy statement. The nominees for election as directors of the Company have been divided into two groups -- interested directors and independent directors. Interested directors are "interested persons" as defined in the 1940 Act or persons who may be considered an "interested person" because of consulting work done for us. All 10 nominees are currently directors of the Company. We do not have an advisory board.

                              Interested Directors

      Charles E. Harris. Mr. Harris, age 62, has been a Director and Chairman of our Board of Directors since April 1984 and a Managing Director since January 2004. He also served as our Chief Compliance Officer from February 1997 to February 2001. Mr. Harris is a Director of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of Harris & Harris Group, Inc., since 1998. He served as a member of the Advisory Panel for the Congressional Office of Technology Assessment. Prior to joining us, he was Chairman of Wood, Struthers and Winthrop Management Corporation, the investment advisory subsidiary of Donaldson, Lufkin and Jenrette. He is a member of the New York Society of Security Analysts. He has served as a control person, director and trustee of various public and private companies and not-for-profit institutions. Currently, he is Co-Chairman of the President's Council of Cold Spring Harbor Laboratory, a not-for-profit institution that conducts research and education programs in the fields of molecular biology and genetics. He also serves as a Trustee and head of the audit committee of the Nidus Center, a not-for-profit life sciences business incubator in St. Louis, Missouri, and he is a life-sustaining fellow of MIT and a shareholder of its Entrepreneurship Center. He was graduated from Princeton University (A.B., 1964) and Columbia University Graduate School of Business (M.B.A., 1967). He is an "interested person" as defined in Section 2(a)(19) of the 1940 Act, as a beneficial owner of more than five percent of our common stock, as a control person and as one of our officers. In addition, his wife serves as our corporate secretary.

      Kelly S. Kirkpatrick. Ms. Kirkpatrick, age 38, has served as a member of our board of directors since March 2002. She has served as a consultant to us on nanotechnology and in our due diligence work on certain prospective investments. She is an independent business consultant assessing and advising on early stage, technology start-ups for venture capital companies. From 2000 to 2002, she served in the Office of the Executive Vice Provost of Columbia University as Director of the Columbia University Nanotechnology Initiative and as Director for Research and Technology Initiatives. From 1998 to 2000, she served in the White House Office of Science and Technology Policy as a Senior Policy Analyst involved in the National Nanotechnology Initiative. She was graduated from University of Richmond (B.S., Chemistry with a business option) and Northwestern University (Ph.D., Materials Science and Engineering). She may be considered to be an "interested person" of the Company because of the consulting work she does for us.

      Lori D. Pressman. Ms. Pressman, age 47, has served as a member of our board of directors since March 2002. She has served as a consultant to us on tiny technology, intellectual property and in our due diligence work on certain prospective investments. She also acts as an observer for us at board meetings of certain investee companies in the Boston area. She is a business consultant providing advisory services to start-ups and venture capital companies. She consults internationally on technology transfer practices and statistics, for non-profit and government organizations. From 1999 to 2001, she was Chair of the Survey Statistics and Metrics Committee of the Association of University Technology Managers. From September 1989 to July 2000, she was employed by MIT in its Technology Licensing Office, as a Technology Licensing Officer from 1989 to 1995 and as Assistant Director from 1996 to 2000. She was graduated from the Massachusetts Institute of Technology (S.B., Physics) and the Columbia School of Engineering (MSEE). She may be considered to be an "interested person" of the Company because of the consulting work she does for us.

                              Independent Directors

      Dr. C. Wayne Bardin. Dr. Bardin, age 70, has served as a member of our board of directors since December 1994. Since 1996, he has served as the President of Bardin LLC, a consulting firm to pharmaceutical companies. From 1998 to 2003, he served as President of Thyreos Corp., a privately held, start-up, pharmaceutical company. His professional appointments have included:
Professor of Medicine, Chief of the Division of Endocrinology, The Milton S. Hershey Medical Center of Pennsylvania State University, and Senior Investigator, Endocrinology Branch, National Cancer Institute. He has also served as a consultant to several pharmaceutical companies. He has been appointed to the editorial boards of 15 journals. He has also served on national and international committees and boards for the National Institutes of Health, World Health Organization, The Ford Foundation and numerous scientific societies. He was graduated from Rice University (B.A.), Baylor University (M.S., M.D.) and he received a Doctor Honoris Causa from the University of Caen, the University of Paris and the University of Helsinki.

      Dr. Phillip A. Bauman. Dr. Bauman, age 49, has served as a member of our board of directors since February 1998. He is Senior Attending of Orthopedic Surgery at St. Luke's/Roosevelt Hospital Center in Manhattan and has served as an elected member of the executive committee of the Medical Board since 2000. He has been Assistant Professor of Orthopedic Surgery at Columbia University since 1998 and Vice President of Orthopedic Associates of New York since 1995. He was elected a Fellow of the American Academy of Orthopaedic Surgeons in 1991. He is a member of the American Academy of Orthopaedic Surgeons, American Orthopaedic Society for Sports Medicine, the New York State Society of Orthopaedic Surgeons and the American Medical Association. He was graduated from Harvard College (B.A.) Harvard University (M.S., biology) and the College of Physicians and Surgeons at Columbia University (M.D).

      G. Morgan Browne. Mr. Browne, age 69, has served as a member of our board of directors since June 1992. He is President since 2004 and a Trustee since 2000 of Planting Fields Foundation, a historic estate arboretum. From 2001 to 2003, he served as Chief Financial Officer of Cold Spring Harbor Laboratory, a not-for-profit institution that conducts research and education programs in the fields of molecular biology and genetics. From 1985 to 2001, he was the Administrative Director of Cold Spring Harbor Laboratory. He serves as Chairman of the Audit Committee of Huntington Hospital Association since mid-2003 and as a director since 1987. He is a Trustee and Finance Commissioner of the Village of Mill Neck. In prior years, he was active in the management of numerous scientifically based companies as an officer, as an individual consultant and as an associate of Laurent Oppenheim Associates, Industrial Management Consultants. He is a Director of OSI Pharmaceuticals, Inc. ("OSI"), a publicly held company principally engaged in drug discovery based on gene transcription. He was a founding director of the New York Biotechnology Association. He was graduated from Yale University.

      Several shareholder class action lawsuits were filed in the United States District Court for the Eastern District of New York against OSI, the Board of Directors of OSI (including Mr. Browne) and certain members of senior management of OSI. The complaints allege violations of various sections of the Securities Act of 1933 and the Securities Act of 1934 and the rules promulgated thereunder.

      Dugald A. Fletcher. Mr. Fletcher, age 75, has served as a member of our board of directors since 1996. He has served as President of Fletcher & Company, Inc., a management consulting firm, since 1984. Until the end of 1997, he was Chairman of Binnings Building Products Company, Inc. His previous business appointments include: adviser to Gabelli/Rosenthal LP, a leveraged buyout fund; Chairman of Keller Industries, building and consumer products; Senior Vice President of Booz-Allen & Hamilton; President of Booz-Allen Acquisition Services; Executive Vice President and a Director of Paine Webber, Inc.; and President of Baker, Weeks and Co., Inc., a New York Stock Exchange member firm. He is currently a Trustee of the Gabelli Growth Fund and a Director of the Gabelli Convertible and Income Securities Fund, Inc. He was graduated from Harvard College and Harvard Business School (M.B.A.).

      Mark A. Parsells. Mr. Parsells, age 45, has served as a member of our board of directors since November 2003. Since February 2004, he is the Chairman, President and Chief Executive Officer of Montpelier Ventures, a management consulting firm. From 2001 to 2004, he was the Chairman, President and Chief Executive Officer of Fusura LLC, a start-up insurance company backed by AIG company that is an Internet-based, direct-to-consumer, auto insurance business. From 2000 to 2001, he was President and Chief Operating Officer of Citibank Online. Previously, he worked in executive positions for Bank One and American Express and acted as Special Assistant to U.S. Senator John Heinz. He was graduated from Emory University (B.A,), Cornell University (M.B.A) and Vlerick LeuvenGent Business School (M.B.A.).

      Charles E. Ramsey. Mr. Ramsey, age 62, has served as a member of our board of directors since October 2002. He has been a consultant since 1997. He is a retired founder and principal of Ramsey/Beirne Associates, Inc., an executive search firm that specialized in recruiting top officers for high technology companies, many of which were backed by venture capital. An active investor, he is a director of one privately held company. He works on construction projects in Nicaragua as a member of the Nicaraguan Initiative Committee for the Presbyterian Churches of the Hudson River and as Chair of Bridges to Community, a non-governmental organization dedicated to construction projects in Nicaragua. He was graduated from Wittenberg University (B.A.).

      James E. Roberts. Mr. Roberts, age 59, has served as a member of our board of directors since 1995. Since 2002, he has been Executive Vice President and Chief Underwriting Officer of the Reinsurance Division of Alea North America Company. From October 1999 to November 2002, he was Chairman and Chief Executive Officer of the Insurance Corporation of New York, Dakota Specialty Insurance Company, and Recor Insurance Company Inc., all members of the Trenwick Group, Ltd. From October 1999 to March 2000, he served as Vice Chairman of Chartwell Reinsurance Company. Prior to assuming those positions, he was Vice Chairman of Trenwick America Reinsurance Corporation from May 1995 to March 2000. He was graduated from Cornell University (A.B.).

      Set forth below is the dollar range of equity securities beneficially owned by each director or nominee as of March 14, 2005.

=========================================== ====================================
                                             Dollar Range of Equity Securities
   Name of Director or Nominee                 Beneficially Owned (1)(2)(3)
------------------------------------------- ------------------------------------

Independent Directors
---------------------
Dr. C. Wayne Bardin                                    Over $100,000
Dr. Phillip A Bauman                                   Over $100,000
G. Morgan Browne                                       Over $100,000
Dugald A. Fletcher                                     Over $100,000
Mark A. Parsells                                      $10,001-$50,000
Charles E. Ramsey                                      Over $100,000
James E. Roberts                                       Over $100,000

Interested Directors
--------------------
Charles E. Harris (4)                                  Over $100,000
Kelly S. Kirkpatrick (5)                            $50,001 - $100,000
Lori D. Pressman (5)                                $50,001 - $100,000
=========================================== ====================================

(1) Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the 1934 Act.

(2)   The dollar ranges are: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000 and over $100,000.

(3) The dollar ranges are based on the price of the equity securities as of March 14, 2005.

(4) Denotes an individual who is an "interested person" as defined in the 1940 Act.

(5) Denotes an individual who may be considered an "interested person" because of consulting work performed for us.

Board of Directors and Committees

      In 2004, there were 10 meetings of the Board of Directors of the Company, and the full Board acted 11 times by unanimous written consent. No director attended fewer than 75 percent of the aggregate of Board of Directors' and applicable committee meetings on which each director served (during the periods that they so served).

      It is a policy of the Company that a portion of our directors are encouraged to attend annual meetings of shareholders. In 2004, six directors attended the annual meeting.

      Shareholders and other interested parties may contact the Board or any member of the Board by mail. To communicate with the Board or any member of the Board, correspondence should be addressed to the Board or the Board members with whom you wish to communicate by either name or title. All such correspondence should be sent c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019. Such correspondence will be forwarded to the appropriate board member or members after screening to eliminate marketing and junk mail.

      The Company's Board of Directors currently has six committees comprised of the following members, all of whom except Mr. Harris are independent both under the rules of the NASD and for the purposes of the 1940 Act:

                                Board Committees

---------------------------- ------------------------- -------------------------
         Executive                    Audit                  Compensation
---------------------------- ------------------------- -------------------------

Charles E. Harris (1)        Dugald A. Fletcher (1)    James E. Roberts (1)
Dr. C. Wayne Bardin          Dr. Phillip A. Bauman     Dr. Phillip A. Bauman
G. Morgan Browne             G. Morgan Browne          Mark A. Parsells
James E. Roberts             James E. Roberts          Charles E. Ramsey
---------------------------- ------------------------- -------------------------

---------------------------- ------------------------- -------------------------
        Nominating                  Valuation            Independent Directors
---------------------------- ------------------------- -------------------------

Dr. C. Wayne Bardin (1)      Dugald A. Fletcher (1)    G. Morgan Browne (1)
Dr. Phillip A. Bauman        Dr. C. Wayne Bardin       Dr. C. Wayne Bardin
Mark A. Parsells             G. Morgan Browne          Dr. Phillip A. Bauman
Charles E. Ramsey            Mark A. Parsells          Dugald A. Fletcher
                             James E. Roberts          Mark A. Parsells
                                                       Charles E. Ramsey
                                                       James E. Roberts
---------------------------- ------------------------- -------------------------

(1)   Denotes the Chairman of the Committee.

Executive Committee

      The Executive Committee meets from time to time between regular meetings of the Board of Directors and exercises the authority of the Board to the extent provided by law. The Executive Committee did not meet as a separate committee and did not act by unanimous written consent in 2004.

Audit Committee

      The Audit Committee (i) oversees all material aspects of our accounting and financial reporting processes, internal control and audit functions, (ii) monitors the independence and performance of our independent accountants, (iii) provides a means for open communication among our independent accountants, financial and senior management and the Board, and (iv) oversees compliance by us with legal and regulatory requirements.

      The Audit Committee operates pursuant to a written charter approved by our Board of Directors, which was attached to our proxy statement for fiscal year ending December 31, 2003, as Appendix A. The Audit Committee Charter sets out the responsibilities, authority and duties of the Audit Committee. The Audit Committee met four times and acted by unanimous written consent three times in 2004.

Compensation Committee

      The Compensation Committee has the full power and authority of the Board with respect to all matters pertaining to the remuneration of our employees. The Compensation Committee met one time and acted by unanimous written consent one time in 2004.

Nominating Committee

      The Nominating Committee acts as an advisory committee to the Board by identifying individuals qualified to serve on the Board as directors and on committees of the Board, and to recommend that the Board select the Board nominees for the next annual meeting of shareholders. The Nominating Committee met one time in 2004.

      The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include:

      o The name of the shareholder and evidence of the person's ownership of shares of the Company, including the number of shares owned and the length of time of ownership;

      o The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Director of the Company and the person's consent to be named as a Director if selected by the Nominating Committee and nominated by the Board; and

      o If requested by the Nominating committee, a completed and signed director's questionnaire.

      The shareholder recommendation and information described above must be sent to the Company's Corporate Secretary, c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of shareholders or, if the meeting has moved by more than 30 days, a reasonable amount of time before the meeting.

      The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct. In addition, the Nominating Committee examines a candidate's specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating Committee also seeks to have the Board represent a diversity of experience. We do not pay any third party a fee to assist in the process of identifying and evaluating candidates. The Nominating Committee evaluates all candidates for the Board based on the above qualifications regardless of whether the candidate was nominated by an officer, Board member or shareholder.

      The Nominating Committee operates pursuant to a written charter approved by our Board of Directors. The Nominating Committee Charter sets out the responsibilities, authority and duties of the Nominating Committee. The Nominating Committee Charter of the Company was attached to our proxy statement for fiscal year ending December 31, 2003, as Appendix B.

Valuation Committee

      The Valuation Committee has the full power and authority of the Board in reviewing and approving the valuation of our securities for reporting purposes pursuant to our Valuation Procedures that were established and approved by the Board of Directors. The Valuation Committee met five times in 2004.

Independent Directors Committee

      The Board of Directors approved the appointment of an Independent Directors Committee on March 10, 2004, which has the responsibility of proposing corporate governance and long term planning matters to the Board of Directors, and making the required determinations pursuant to the 1940 Act. The Independent Directors Committee met three times in 2004.

Audit Committee Report

      Our Audit Committee presents the following report:

      The Audit Committee of the Company has performed the following functions:
      (i) the Audit Committee reviewed and discussed the audited financial statements of the Company with management, (ii) the Audit Committee discussed with the independent auditors the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended,
      (iii) the Audit Committee received the written disclosures and the letter from the independent auditors required by ISB Standard No. 1, as amended, and has discussed with the auditors the auditors' independence and (iv) the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the past fiscal year.

      Dugald A. Fletcher (Chair)
      Dr. Phillip A. Bauman
      G. Morgan Browne
      James E. Roberts

Independent Registered Public Accounting Firm

      PricewaterhouseCoopers LLC ("PwC") has been selected as the independent registered public accounting firm by our Audit Committee and ratified by a majority of our Board, including a majority of the Independent Directors by vote cast in person, to audit the accounts of the Company for and during the Company's fiscal year ending December 31, 2005. We do not know of any direct or indirect financial interest of PwC in the Company.

      Representatives of PwC will not attend the Annual Meeting in person but will be available to respond to appropriate questions by telephone.

Audit Committee's Pre-Approval Policies

      Since March 2003, the Audit Committee of the Company has pre-approved all audit and non-audit services provide by PwC to us. On November 11, 2003, the Audit Committee adopted Pre-Approval Policies and Procedures which provide that requests or applications to provide services that require approval by the Audit Committee (or the Chairman pursuant to delegated authority) must be submitted to the Audit Committee or the Chairman, as the case may be, by both the independent auditor and the Chief Financial Officer.

Audit Fees

      The aggregate fees for professional services rendered by PwC, in connection with their annual audit of the Company's consolidated financial statements, reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q for the fiscal year ended December 31, 2004, and the review of documents and matters associated with our 2004 public offering, were approximately $268,500; and for the fiscal year ended December 31, 2003, the aggregate audit fees were approximately $98,800.

Tax Fees

      The aggregate fees for professional services rendered by PwC for tax services for the fiscal year ended December 31, 2004, were approximately $18,000; and for the fiscal year ended December 31, 2003, they were approximately $14,500. The nature of the services was tax return preparation.

All Other Fees

      There were no fees for professional services rendered by PwC during the last two fiscal years other than the audit and tax fees described above. The Audit Committee has determined that the provision of non-audit services that were provided during 2004 is compatible with maintaining PwC's independence in performing audit services for the Company.

Principal Shareholders and Ownership by Directors and Executive Officers

      Set forth below is information, as of March 14, 2005, with respect to the beneficial ownership of our common stock by (i) each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of the common stock, (ii) each of our directors and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, to our knowledge, all shares are beneficially owned and investment and voting power is held by the persons named as owners. The information in the table below is from publicly available information that may be as of dates earlier than March 14, 2005. At this time, we are unaware of any shareholder owning five percent or more of the outstanding shares of common stock other than as noted below. Unless otherwise provided, the address of each holder is c/o Harris & Harris Group, Inc., 111 West 57th Street, Suite 1100, New York, New York 10019.

                                                        Amount and Nature of       Percentage of Outstanding
Name and Address of Beneficial Owner                    Beneficial Ownership          Common Shares Owned
------------------------------------                    --------------------       -------------------------
Independent Directors:
  Dr. C. Wayne Bardin..........................                 22,317(1)                         *
  Dr. Phillip A. Bauman........................                 23,483(2)                         *
  G. Morgan Browne.............................                 34,172                            *
  Dugald A. Fletcher...........................                 15,537                            *
  Mark A. Parsells.............................                  1,028(3)                         *
  Charles E. Ramsey............................                 28,830                            *
  James E. Roberts.............................                 17,265                            *

Interested Directors:
  Charles E. and Susan T. Harris...............              1,050,893(4)                        6.1
  Kelly S. Kirkpatrick.........................                  4,210                            *
  Lori D. Pressman.............................                  4,769                            *

Executive Officers:
  Alexei A. Andreev............................                      0                            *
  Sandra M. Forman.............................                      0                            *
  Douglas W. Jamison...........................                    625                            *
  Daniel V. Leff...............................                    300                            *
  Mel P. Melsheimer............................                 80,210(5)                         *
  Helene B. Shavin.............................                  3,000                            *
  Daniel B. Wolfe..............................                      0                            *

All directors and executive officers as
  a group (18 persons)..........................             1,286,639                           7.5

5% Shareholders:
  Essex Investment Management Co., LLC
    125 High Street, 29th Floor
    Boston, MA 02110...............................            950,411(6)                       5.51

_________
*     Less than 1%.
(1) Includes 3,786 shares owned by Bardin LLC for the Bardin LLC Profit-Sharing Keogh.
(2) Includes 5,637 shares owned by Ms. Milbry C. Polk, Dr. Bauman's wife; 100 shares owned by Adelaide Polk-Bauman, Dr. Bauman's daughter; 100 shares owned by Milbry Polk-Bauman, Dr. Bauman's daughter; and 100 shares owned by Mary Polk-Bauman, Dr. Bauman's daughter. Ms. Milbry C. Polk is the custodian for the accounts of the three children.
(3)   All shares are owned jointly with Mr. Parsells's wife.
(4) Includes 1,039,559 shares owned by Mrs. Harris, our Corporate Secretary, and 11,334 shares owned by Mr. Harris.
(5) Includes 13,334 shares which are owned jointly by Mr. Melsheimer and his wife. Mr. Melsheimer retired, pursuant to our Executive Mandatory Retirement Plan, on December 31, 2004.
(6)   As of February 28, 2005.

Executive Officers

      Our executive officers who are not directors are set forth below. Information relating to our executive officers who are directors is set forth under "Election of Directors - Nominees." Our executive officers are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

      Douglas W. Jamison. Mr. Jamison, age 35, has served as President, Chief Financial Officer and Chief Operating Officer since January 1, 2005, and as a Managing Director since January 2004. He is also a Director of Harris & Harris Enterprises, Inc., a wholly owned subsidiary of Harris & Harris Group, Inc., since January 2005. He served as a Vice President from September 2002 through December 2004. He is a director of NanoOpto Corporation and Nextreme Thermal Solutions, privately held nanotechnology-enabled companies in which we have an investment. Prior to joining us, he worked for five years as a senior technology manager at the University of Utah Technology Transfer Office, where he managed intellectual property in physics, chemistry and the engineering sciences. He was graduated from Dartmouth College (B.A.) and the University of Utah (M.S.).

      Mel P. Melsheimer. Mr. Melsheimer, age 65, retired pursuant to our Executive Mandatory Retirement Plan on December 31, 2004. He served as President, Chief Operating Officer and Chief Financial Officer from February 1997 through December 2004, as a Managing Director from January 2004 through December 2004, as Chief Compliance Officer from February 2001 through July 2004, and as Treasurer from July 2001 through December 2004. From March 1994 to February 1997, he served as a nearly full-time consultant to us or as an officer to one of our portfolio companies. From November 1992 to February 1994, he served as Executive Vice President, Chief Operating Officer and Secretary of Dairy Holdings, Inc. He was graduated from Occidental College (B.A.) and the University of Southern California (M.B.A.).

      Daniel V. Leff. Mr. Leff, age 36, has served as an Executive Vice President and a Managing Director since January 2004. Prior to joining us, he was a senior associate with Sevin Rosen Funds in the firm's Dallas, Texas, office where he focused on early-stage investment opportunities in semiconductors, components and various emerging technology areas. He previously worked for Redpoint Ventures in the firm's Los Angeles office. In addition, he previously held engineering, marketing and strategic investment positions with Intel Corporation. He is a director of Nanomix, Inc., and Solazyme, Inc., privately held nanotechnology-enabled companies in which we have an investment. He was graduated from the University of California, Berkeley (B.S., Chemistry), The Anderson School at UCLA (M.B.A.), where he was an Anderson Venture Fellow and UCLA's Department of Chemistry and Biochemistry (Ph.D., Physical Chemistry), where his thesis advisor was Professor James Heath.

      Alexei A. Andreev. Mr. Andreev, age 32, joined us in March 2005, as an Executive Vice President and as a Managing Director. Prior to joining us, he was an associate with Draper Fisher Jurvetson, a venture capital firm, from 2002 to March 9, 2005. In 2001, he was a summer associate with TLcom Capital Partners, a London-based venture capital fund backed by Morgan Stanley. From 1997 to 2000, he was employed by Renaissance Capital Group/Sputnik Funds, a venture capital fund in Moscow, Russia. Previously, he was a researcher at the Centre of Nanotechnology, Isan, in Troitsk, Russia. He is a director of privately held EoPlex Technologies, Inc., a tiny technology-enabled company, and of the American Business Association of Russian Expatriates. He was graduated with a B.S. with honors in Engineering/Material Sciences and a Ph.D. in Solid State Physics from Moscow Steel and Alloys Institute and with an M.B.A. from Stanford Graduate School of Business.

      Sandra Matrick Forman. Ms. Forman, age 38, has served as General Counsel, Chief Compliance Officer and Head of Human Resources since August 2004. Prior to joining us, she was an associate at Skadden, Arps, Slate, Meagher & Flom LLP, in the Investment Management Group, from 2001 to 2004. From May to August 2000, she was a summer associate with Latham & Watkins LLP in its London office. She was graduated from New York University (B.A.), where her honors included National Journalism Honor Society, and the University of California Los Angeles (J.D.), where her honors included Order of the Coif, and she was a member of the Law Review.

      Daniel B. Wolfe. Mr. Wolfe, age 28, has served as a Vice President since July 2004. Prior to joining us, he was a consultant to Nanosys, Inc., CW Group and Bioscale, Inc. From February 2000 to January 2002, he was the Co-founder and President of Scientific Venture Assessments, Inc., a provider of scientific analysis of prospective investments for venture capital placements and of scientific expertise to high-technology companies. Mr. Wolfe was graduated from Rice University (B.A., Chemistry), where he worked with Professor Naomi Halas and from Harvard University (Ph.D., Chemistry) in June 2004, where his thesis advisor was Professor George Whitesides.

      Helene B. Shavin. Ms. Shavin, age 51, has served as a Vice President and Controller since November 2001. Prior to joining us, she was a Vice President with Citicorp Venture Capital, from 1986 to 2000. She was graduated from Queens College (B.A.) and Baruch College (M.B.A.), and she is a certified public accountant.

Remuneration of Chief Executive Officer and Other Executive Officers

      The following table sets forth a summary for each of the last three years of the cash and non-cash compensation awarded to, earned by, or paid to our Chief Executive Officer and our other executive officers.

                                            =======================================================
                                                             Annual Compensation
                                            =======================================================
================================ ========== ================= ================== ================== ================
           Name and                                                                Other Annual          All Other
      Principal Position           Year          Salary             Bonus          Compensation         Compensation
      ------------------           ----          ------             -----          ------------         ------------
                                                  ($)              ($)(1)             ($)(2)               ($)(3)
-------------------------------- ---------- ----------------- ------------------ ------------------ ----------------
Charles E.  Harris                 2004          229,778                 0             42,193               245,778
Chairman of the Board,             2003          224,567                 0             43,006               318,296
Chief Executive Officer (4)(5)     2002          221,217            10,503             46,570               165,468

Mel P. Melsheimer                  2004          260,001                 0                  0                16,000
Former President, Chief            2003          254,106                 0                  0                14,000
Operating Officer, Chief           2002          250,327             3,224                  0                12,000
Financial Officer, Treasurer &
Chief Compliance Officer

Douglas W. Jamison (6)             2004          153,183                 0                  0                13,000
President, Chief Operating         2003          137,182                 0                  0                12,000
Officer & Chief Financial          2002           35,936                 0                  0                 1,050
Officer, Former Vice President

Daniel V. Leff                     2004          228,667                 0                  0                13,000
Executive Vice President

Sandra Matrick Forman (7)          2004           66,667            16,500                  0                 7,587
General Counsel & Chief
Compliance Officer
================================ ========== ================= ================== ================== ================

(1) For 2002, these amounts represent the actual amounts earned as a result of realized gains during the year ended December 31, 2002, and paid out in 2003, under the Harris & Harris Group Employee Profit-Sharing Plan. You may find more information on our Employee Profit-Sharing Plan under Incentive Compensation Plans. For 2004, the amount shown for Ms. Forman represents a signing bonus.

(2) Other than Mr. Harris, amounts of "Other Annual Compensation" earned by the named executive officers for the periods presented did not meet the threshold reporting requirements. The amounts reported for Mr. Harris represent benefits including personal use of an automobile and garage, membership in a private club, membership in a health club and use of a trainer, medical care reimbursement, consultation with a financial planner, long-term disability insurance, group term life insurance and long-term care insurance for him and his wife.

(3) Except for Mr. Harris, amounts reported represent our contributions on behalf of the named executive to the Harris & Harris Group, Inc. 401(k) Plan. For 2004, Mr. Harris's "All Other Compensation" consists of: $16,000 401(k) Plan employer contribution and $229,778 for his 2004 SERP contribution. With respect to 2002 and 2003, an additional $73,739 was accrued for Mr. Harris's SERP account in 2002, but not paid until 2003.

(4)  Mr. Harris has an employment agreement with us.

(5) Mr. Harris's wife was employed by a subsidiary in 2002 and 2003 and earned salary and all other compensation of $15,035 and $9,522, in 2002 and 2003, respectively. In 2004, she received compensation of $17,000 for serving as our Secretary.

(6)  Commenced employment September 9, 2002.

(7)  Commenced employment August 1, 2004.

Incentive Compensation Plans

      As of January 1, 2003, we implemented the Amended and Restated Harris & Harris Group, Inc. Employee Profit-Sharing Plan, which we refer to as the 2002 Plan.

      The 2002 Plan (and its predecessor) provides for profit sharing for our officers and employees equal to 20 percent of our "qualifying income" for that plan year (the "Payout Amount"). For the purposes of the 2002 Plan, qualifying income is defined as net realized income as reflected on our consolidated statements of operations for that year, less nonqualifying gains, if any.

      For purposes of the 2002 Plan, our net realized income includes investment income, realized gains and losses, and operating expenses (including taxes paid or payable by us), but is calculated without including dividends paid or distributions made to shareholders, payments under the Plan, unrealized gains and losses, and loss carry-overs from other years, which net realized income we refer to as qualifying income. The proportion of net after-tax realized gains attributable to asset values as of September 30, 1997, is considered nonqualifying gain, which reduces qualifying income. As soon as practicable following the year-end audit, the Audit Committee will determine whether, and if so how much, qualifying income exists for a plan year. Once determined, 90 percent of the Payout Amount will be paid out to Plan participants pursuant to the distribution percentages set forth in the Plan. The remaining 10 percent will be paid out after we have filed our federal tax return for that plan year.

      On October 15, 2002, our shareholders approved the performance goals under the 2002 Plan in accordance with Section 162(m) of the Code, effective as of January 1, 2003. The Code generally provides that a public company such as we are may not deduct compensation paid to its chief executive officer or to any of its four most highly compensated officers to the extent that the compensation paid to the officer/employee exceeds $1,000,000 in any tax year, unless payment is made upon the attainment of objective performance goals that are approved by our shareholders.

      Under the 2002 Plan, awards previously granted to the four current Participants (Messrs. Harris and Melsheimer and Ms. Shavin and Matthews, herein referred to as the "grandfathered participants") have been reduced by 10 percent with respect to "Non-Tiny Technology Investments" (as defined in the 2002 Plan) and by 25 percent with respect to "Tiny Technology Investments" (as defined in the 2002 Plan), and these reduced awards became permanent. These reduced awards are herein referred to as "grandfathered participations." The amount by which the awards are reduced will be allocable and reallocable each year by the Compensation Committee among current and new participants as awards under the 2002 Plan. The grandfathered participations will be honored by us whether or not the grandfathered participant is still employed by us or is still alive (in the event of death, the grandfathered participations will be paid to the grandfathered participant's estate), unless the grandfathered participant is dismissed for cause, in which case all awards, including the grandfathered participations, will be immediately cancelled and forfeited. With regard to new investments and follow-on investments made after the date on which the first new employee begins participating in the 2002 Plan, both current and new participants will be required to be employed by us at the end of a plan year in order to participate in profit-sharing on our investments with respect to that year.

      Notwithstanding any provisions of the 2002 Plan, in no event may the aggregate amount of all awards payable for any Plan Year during which we remain a "business development company" within the meaning of the 1940 Act be greater than 20 percent of our "net income after taxes" within the meaning of Section 57(n)(1)(B) of the 1940 Act. In the event the awards as calculated exceed that amount, the awards will be reduced pro rata.

      The 2002 Plan may be modified, amended or terminated by the Compensation Committee at any time. Notwithstanding the foregoing, the grandfathered participations may not be further modified. Nothing in the 2002 Plan will preclude the Compensation Committee from naming additional participants in the 2002 Plan or, except for grandfathered participations, changing the Award Percentage of any Participant (subject to the overall percentage limitations contained in the 2002 Plan). Currently, under the 2002 Plan, the distribution amounts for non-grandfathered investments for each officer and employee currently are as follows: Charles E. Harris, 7.790 percent; Douglas W. Jamison,
3.75 percent; Daniel V. Leff, 3.483 percent; Helene B. Shavin, 1.524 percent; Sandra M. Forman, 1.50 percent; Daniel B. Wolfe, 1.5 percent; and Jacqueline M. Matthews, 0.453 percent, which together equal 20 percent. In one case, for a former employee who left other than due to termination for cause, any amount earned will be accrued and may subsequently be paid to the participant.

      The grandfathered participations are set forth below:

                                            Grandfathered Participations
                                 -----------------------------------------------
Name of Officer/Employee         Non-Tiny Technology (%)     Tiny Technology (%)
------------------------         -----------------------     -------------------

Charles E. Harris                       12.41100                     10.34250
Mel P. Melsheimer                        3.80970                      3.17475
Helene B. Shavin                         1.37160                      1.14300
Jacqueline M. Matthews                   0.40770                      0.33975
TOTAL                                   18.00000                     15.00000

      Accordingly, an additional two percent of qualifying income with respect to grandfathered Non-Tiny Technology Investments, five percent of qualifying income with respect to grandfathered Tiny Technology Investments and the full 20 percent of qualifying income with respect to non-grandfathered investments are available for allocation and reallocation from year to year. Currently, Douglas
W. Jamison, Daniel V. Leff, Sandra M. Forman and Daniel B. Wolfe are allocated
0.7329229 percent, 0.6807388 percent, 0.2931692 percent and 0.2931692 percent, respectively, of the Non-Tiny Technology Grandfathered Participations and
1.8323072 percent, 1.701847 percent, 0.7329229 percent and 0.7329229 percent, respectively, of the Tiny Technology Grandfathered Participations.

      We perform a calculation to determine the accrual for profit-sharing. We calculate 20 percent of qualifying income pursuant to the terms of the plan and estimate the effect on qualifying income of selling all the portfolio investments that are valued above cost (i.e., that are in an unrealized appreciation position). Although the accrual will fluctuate as a result of changes in qualifying income and changes in unrealized appreciation, payments are only made to the extent that qualifying income exists. During 2003, we made no accrual for profit sharing. At December 31, 2004, we have $ 311,594 accrued for profit sharing.

401(k) Plan

      As of January 1, 1989, we adopted an employee benefits program covering substantially all employees under a 401(k) Plan and Trust Agreement. As of January 1, 1999, we adopted the Harris & Harris Pension Plan and Trust, a money purchase plan that would allow us to stay compliant with the 401(k) top-heavy regulations and deduction limitation regulations. In 2001, Congress enacted the Economic Growth and Tax Relief Reconciliation Act of 2001 which has increased the deduction limits for plans such as the 401(k) Plan. This Act eliminated the need for us to maintain two separate plans. Effective December 31, 2001, the Pension Plan merged into the 401(k) Plan, with the 401(k) Plan being the surviving plan. Contributions to the plan are at our discretion. During 2004, contributions to the plan charged to operations were approximately $99,249.

Medical Benefits

      On June 30, 1994, we adopted a plan to provide medical and health insurance for retirees, their spouses and dependents who, at the time of their retirement, have 10 years of service with us and have attained 50 years of age or have attained 45 years of age and have 15 years of service with us. On February 10, 1997, we amended this plan to include employees who "have seven full years of service and have attained 58 years of age." The coverage is secondary to any government or subsequent employer provided health insurance plans. Based upon actuarial estimates, we provided an original reserve of $176,520 that was charged to operations for the period ending June 30, 1994. As of December 31, 2004, we had a reserve of $613,447 for the plan.

Mandatory Retirement Plan

      On March 20, 2003, in order to begin planning for eventual management succession, the Board of Directors voted to establish the Executive Mandatory Retirement Benefit Plan for individuals who are employed by us in a bona fide executive or high policy making position. There are currently three such individuals, Charles E. Harris, the Chairman and Chief Executive Officer, Douglas W. Jamison, the President, Chief Operating Officer and Chief Financial Officer and Mel P. Melsheimer, the former President, Chief Operating Officer and Chief Financial Officer. Under this plan, mandatory retirement will take place effective December 31 of the year in which the eligible individuals attain the age of 65. On an annual basis beginning in the year in which the designated individual attains the age of 65, a committee of the Board consisting of non-interested directors may determine to postpone the mandatory retirement date for that individual for one additional year for our benefit.

      Under applicable law prohibiting discrimination in employment on the basis of age, we can impose a mandatory retirement age of 65 for our executives or employees in high policy-making positions only if each employee subject to the mandatory retirement age is entitled to an immediate retirement benefit at retirement age of at least $44,000 per year. The benefits payable at retirement to Mr. Harris and Mr. Melsheimer under our existing retirement plans do not equal this threshold. A plan was established to provide the difference between the benefit required under the age discrimination laws and that provided under our existing plans. The expense to us of providing the benefit under this new plan as it relates to Mr. Harris and Mr. Melsheimer is currently estimated to be $267,426. Currently, there is no accrual for Mr. Jamison. On December 31, 2004, Mr. Melsheimer retired pursuant to the mandatory retirement plan. Under the mandatory retirement plan, he will receive an annual benefit of $22,915, the difference between the benefit required under the age discrimination laws and that provided under our existing plans.

Employment Agreement

      On October 19, 1999, Charles E. Harris signed an Employment Agreement with us (the "Employment Agreement"), which superseded an employment agreement that was about to expire on December 31, 1999. The Employment Agreement expires on December 31, 2004 ("Term"); provided, on January 1, 2000 and on each day thereafter, the Term extends automatically by one day, unless at any time we decide or Mr. Harris decides, by written notice, not to extend the Term, in which case the Term will expire five years from the date of the written notice. Accordingly, if we or Mr. Harris were to provide notice on June 30, 2003, the Term would expire on June 30, 2008. On October 14, 2004, Mr. Harris entered into an Amended and Restated Employment Agreement for the purpose of changing the termination date to be consistent with the date in the Executive Mandatory Retirement Benefit Plan. The revised employment agreement provides that the Term of Mr. Harris's employment may not be extended beyond December 31, 2008, the mandatory retirement date pursuant to the Executive Mandatory Retirement Benefit Plan, unless a committee of the Board consisting of non-interested directors extends the date by one year pursuant to the plan, and Mr. Harris agrees to serve beyond December 31, 2008.

      During the period of employment, Mr. Harris shall serve as our Chairman and Chief Executive Officer; be responsible for our general management of the affairs and all subsidiaries, reporting directly to our Board of Directors; serve as a member of the Board for the period of which he is and shall from time to time be elected or reelected; and serve, if elected, as our President and as an officer and director of any subsidiary or affiliate of the Company.

      Mr. Harris receives compensation under his Employment Agreement in the form of base salary, with automatic yearly adjustments to reflect inflation, which amounts to $235,609 for 2005. In addition, the Board may increase such salary, and consequently decrease it, but not below the level provided for by the automatic adjustments described above. Mr. Harris is also entitled to participate in our Profit-Sharing Plan as well as in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites, and emoluments for which salaried employees are eligible. Under the Employment Agreement, we furnish Mr. Harris with certain perquisites which include a company car, membership in certain clubs and up to a $5,000 annual reimbursement for personal, financial or tax advice.

      The Employment Agreement provides Mr. Harris with life insurance for the benefit of his designated beneficiaries in the amount of $2,000,000; provides reimbursement for uninsured medical expenses, not to exceed $10,000 per annum, adjusted for inflation, over the period of the contract; and provides Mr. Harris and spouse with long-term care insurance and with disability insurance in the amount of 100 percent of his base salary. These benefits are for the term of the contract.

      The Employment Agreement provides severance pay in the event of termination without cause or by constructive discharge and also provides for certain death benefits payable to the surviving spouse equal to the executive's base salary for a period of two years.

      In addition, Mr. Harris is entitled to receive severance pay pursuant to the severance compensation agreement that he entered into with us, effective August 15, 1990. The severance compensation agreement provides that if, following a change in our control, as defined in the agreement, such individual's employment is terminated by us without cause or by the executive within one year of such change in control, the individual shall be entitled to receive compensation in a lump sum payment equal to 2.99 times the individual's average annualized compensation and payment of other welfare benefits. If Mr. Harris's termination is without cause or is a constructive discharge, the amount payable under the Employment Agreement will be reduced by the amounts paid pursuant to the severance compensation agreement.

SERP

      The Employment Agreement provides that we adopt a supplemental executive retirement plan (the "SERP") for the benefit of Mr. Harris. Under the SERP, we will cause an amount equal to one-twelfth of Mr. Harris's current base salary to be credited each month (a "Monthly Credit") to a special account maintained for this purpose on our books for the benefit of Mr. Harris (the "SERP Account"). The amounts credited to the SERP Account will be deemed invested or reinvested in such mutual funds or U.S. Government securities as determined by Mr. Harris. The SERP Account will be credited and debited to reflect the deemed investment returns, losses and expenses attributed to such deemed investments and reinvestments. Mr. Harris's benefit under the SERP will equal the balance in the SERP Account and such benefit will always be 100 percent vested (i.e., not forfeitable). Mr. Harris will determine the form and timing of the distribution of the balance in the SERP Account; provided, however, in the event of the termination of Mr. Harris's employment, the balance in the SERP Account will be distributed to Mr. Harris or his beneficiary, as the case may be, in a lump-sum payment within 30 days of such termination. We contributed $229,778 during 2004 to a rabbi trust established for the purpose of accumulating funds to satisfy the obligations incurred by the Company under the SERP. The restricted funds for the SERP Plan total $1,591,971 at December 31, 2004. Mr. Harris's rights to benefits pursuant to this SERP will be no greater than those of a general creditor of the Company.

Remuneration of Directors

      The following table sets forth the compensation paid by us for the fiscal year ended December 31, 2004, to our directors. During the fiscal year ended December 31, 2004, we did not pay any pension or retirement benefits to directors.

                                                                                    Total Compensation Paid to
Name of Director                              Aggregate Compensation ($)                  Directors ($)
----------------                              --------------------------                  -------------
Independent Directors:
Dr. C. Wayne Bardin                                      27,000                                27,000
Dr. Phillip A. Bauman                                    25,000                                25,000
G. Morgan Browne                                         28,000                                28,000
Dugald A. Fletcher                                       31,000                                31,000
Mark A. Parsells(1)                                      25,163                                25,163
Charles E. Ramsey                                        21,000                                21,000
James E. Roberts(2)                                      24,097                                24,097

Interested Directors:
Kelly S. Kirkpatrick(3)                                  26,620                                26,620
Lori D. Pressman(4)                                     123,861                               123,861
Charles E. Harris(5)                                          0                                     0

____________________
(1) Includes $2,163 for reimbursement for travel expenses to attend board meetings.
(2) Includes $1,097 for reimbursement for travel expenses to attend board meetings.
(3) Includes $2,032 for reimbursement for travel expenses to attend board meetings and $3,588 for consulting services. Ms. Kirkpatrick may be considered an "interested person" because of consulting work performed for us.
(4) Includes $2,486 for reimbursement for travel expenses to attend board meetings and $99,375 for consulting services. Ms. Pressman may be considered an "interested person" because of consulting work performed for us.
(5)   Mr. Harris is an "interested person" as defined in the 1940 Act.

      In 2005, the directors who are not officers will receive $1,500 for each meeting of the Board of Directors and $1,500 for each committee meeting they attend, in addition to a monthly retainer of $750. From June 18, 1998, through December 2004, directors who were not officers received $1,000 for each meeting of the Board of Directors and $1,000 for each committee meeting they attended, in addition to a monthly retainer of $500. Prior to June 18, 1998, the directors were paid $500 for committee meetings and no monthly retainer. We also reimburse our directors for travel, lodging and related expenses they incur in attending board and committee meetings. The total compensation and reimbursement for expenses paid to all directors in 2004 was $237,971.

      In 1998, the Board of Directors approved that effective January 1, 1998, 50 percent of all director fees be used to purchase our common stock from us. However, effective March 1, 1999, the Board of Directors approved that directors purchase our common stock in the open market, rather than from us. During 2000 and 2001, the outside directors (i.e., all directors except Mr. Harris) bought a total of 15,818 and 7,944 shares, respectively, in the open market. In 2002, the outside directors bought 9,524 shares in the open market and 43,426 shares through exercise of rights in a public offering of our common stock. In 2003 and 2004, the directors bought 7,860 and 9,543 shares, respectively, in the open market.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10 percent of our common stock, to file reports (including a year-end report) of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of all reports filed.

      Based solely on a review of the forms furnished to us, or written representations from certain reporting persons, we believe that all persons who were subject to Section 16(a) in 2004 complied with the filing requirements.

                  SALE OF RIGHTS TO PURCHASE COMMON STOCK AT NOT
                  LESS THAN THE GREATER OF THE MARKET VALUE OR THE NET ASSET VALUE PER SHARE AT THE TIME OF ISSUANCE

                                (Proposal No. 2)

Proposal

      During the coming year, the Board of Directors believes it would be in our best interest to have the ability to offer long-term rights (which may be accompanied by or be part of other securities -- e.g., convertible debt, convertible preferred securities, warrants and debt securities or warrants and preferred securities) to purchase common stock at an exercise price that will not be less than the greater of the market value or the net asset value per share at the time of issuance of such long-term rights. For example, if the securities are priced for issuance on June 30 and at that time the net asset value per share is $3.00 and the market price is $7.00, the exercise price will not be less than $7.00, subject to anti-dilution adjustments. Section 61(a) of the 1940 Act permits a business development company such as us to sell such securities on such terms (and to issue shares of common stock upon their exercise) only if several conditions are satisfied. Specifically, such proposal must be approved by a majority of the independent directors and shareholders of the issuer within 12 months prior to sale. In addition, a majority of the issuer's independent directors must determine in good faith that the issuance of such securities is in the best interests of the Company and our shareholders and that the price at which such rights or other securities are to be sold (which refers to the exercise or conversion price in the case of rights such as warrants, options or conversion rights) is not less than a price which closely approximates the market value for the underlying shares of common stock at the time of issuance of such rights or other securities. Finally, the long-term rights or other securities outstanding at any particular time may not be exercisable or convertible for more than 25% of the common stock outstanding at that time. The subsequent issuance of shares upon exercise of properly authorized rights is permitted without regard to net asset value or market value at the time of exercise. As our Board of Directors has done each year since 2002, it has approved and recommends to the shareholders for their approval a proposal authorizing us, over the next year, to issue long-term rights to purchase common stock (subject to the 25% limitation stated above) at exercise prices that will not be less than the greater of the market value or the net asset value per share at the time of issuance of such rights. Upon obtaining the requisite shareholder approval, we will comply with the foregoing requirements in connection with any financing undertaken pursuant to this proposal. See below for a discussion of the risks of dilution and leverage.

      We may determine to issue such rights and/or other securities in a registered public offering or may issue them in a private placement either with or without an obligation to seek to register their resale at the request of the holders. We may also determine to use an underwriter or placement agent to assist in selling such securities if we conclude that doing so would assist in marketing such securities on favorable terms.

Reasons for the Proposal

      Management and the Board of Directors have determined that it would be advantageous to us to have the ability to sell, either alone or as part of another security, warrants, options or rights to purchase common stock in connection with our financing and capital raising activities. This ability may give us a cost-effective way to raise capital. Our Board of Directors has determined that it would be in the best interest of the Company and our shareholders to be in a position to increase our assets so that we may be in a better position to be a lead investor more often, to make follow-on investments and take advantage of attractive new investment opportunities in tiny technology, including nanotechnology, microsystems and microelectromechanical systems (MEMS), augment working capital, increase the diversification of our portfolio and achieve other net benefits to us. We believe that our prior investment and expertise in the tiny technology sector are likely to lead to several attractive investment opportunities in the tiny technology sector becoming available to us over the next one to two years. We do not have any current plans to issue rights or other securities and would determine to do so only after reviewing the pace at which we are investing the proceeds of our recent stock offerings and the level and attractiveness of investment opportunities becoming available.

      The Board also believes that increasing our assets will lower our expense ratio by spreading our fixed costs over a larger asset base. The issuance of additional common stock resulting from the exercise might also enhance the liquidity of our common stock on the Nasdaq National Market.

      Although we are permitted without shareholder approval to engage in rights offerings to our existing shareholders of short-term rights to purchase common stock at less than net asset value per share, these offerings must either be non-transferable, in which case shareholders who decide not to participate will have no means of capturing any portion of the value of the right to acquire shares at a discount, or, if they involve transferable rights, must be limited in frequency and size in such a manner that we can increase our capital base in any particular year by only approximately 25 percent less the effect of the discount. In addition, offerings of transferable rights for which the exercise price is at a discount to net asset value may be made only once per year. In 2002, we made such a transferable rights offering and believe that the investment opportunities in tiny technology over the coming year are likely to be sufficient to justify raising capital should we choose to do so. Any such decision to raise capital would take into account likely investment opportunities and liquid assets on hand, including possible sale of freely marketable corporate securities. Inasmuch as the Board of Directors believes that it would not be in the best interests of shareholders for us to engage in large scale nontransferable rights offerings at a discount, it believes that the proposal is an attractive way to give us additional flexibility over and above the limited amount that can be raised in any year without shareholder approval through short-term transferable rights offerings to take advantage of investment opportunities that may arise over the next one or two years.

      The Board of Directors has approved and is seeking shareholder approval of the proposal described above to sell, either alone or as part of another security, warrants, options or rights to purchase common stock. The final terms of any such sale, including price, term, and vesting requirements, would be determined by the Board of Directors at the time of issuance of the rights. Also, the nature and amount of consideration that would be received by us at the time of issuance and the use of any such consideration would be considered and approved by the Board of Directors at the time of issuance. Any such issuance may be made pursuant to either a registered or non-registered offering, as determined by the Board of Directors in an appropriate manner prior to the time of issuance. Any such sale would be anticipated to result in a potential increase in the number of outstanding shares of common stock. The long-term rights or other securities outstanding at any particular time may not be exercisable or convertible for more than 25% of the common stock outstanding at that time.

Dilution

      Any such sale, other than to existing shareholders, would be potentially dilutive to the voting power of existing shareholders and could be dilutive with regard to dividends and other economic aspects of the common stock. Because the number of shares of common stock that could be so issued and the timing of any issuance is not currently known, the actual dilutive effect cannot be predicted. In addition, because the exercise price per share at the time of exercise could well be less than the net asset value per share at the time of exercise and because we could well incur expenses in connection with any such sale, such exercise could result in a dilution of net asset value per share at the time of exercise for all shareholders. Such dilution would disproportionately affect shareholders who own less than their proportional share of such rights.

Leverage

      Any long-term rights issued may be accompanied by or be part of other securities, including convertible debt or convertible preferred securities. If we issue convertible debt or convertible preferred securities or debt or preferred securities accompanied by long-term rights, such issuance would result in the use of leverage by us and would require us to make periodic interest or dividend payments. The use of leverage results in additional risks and can magnify the effect of any losses. If the income and gains earned on securities purchased with the proceeds of such convertible securities are greater than the cost of leverage, our return on the shares will be greater than if leverage had not been used. Conversely, if the income or gains from the securities purchased with such proceeds does not cover the cost of leverage, the return to us will be less than if leverage had not been used. There is no assurance that a leveraging strategy will be successful. Also, the cost of interest or dividend payments on any debt or preferred securities issued will be borne by the common shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

            AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE
 THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 25,000,000 TO 30,000,000

                                (Proposal No. 3)

Proposal

      We propose to amend paragraph 4 of the Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 30,000,000.

      Of the 25,000,000 shares authorized for issuance under our Certificate of Incorporation, there are only approximately 5,922,415 shares unissued, 3,550,000 of which are registered pursuant to our shelf registration statement on file with the Securities and Exchange Commission. Our proposed amendment would increase the number of authorized shares of common stock by 5,000,000 shares.

      The rights of additional authorized shares would be identical to the rights of the shares you now hold. The authorization will not, in itself, have any effect on your rights as a stockholder. If the Board were to issue additional shares for other than a stock split or dividend, however, it could have a dilutive effect on your voting power. This proposal is not in response to any effort we know of to accumulate our common stock or to obtain control of the Company. The Board of Directors has no present plans, agreements, commitments or understandings for the issuance or use of these proposed additional shares.

Reason for the Proposal

      We believe that the proposed increase is in the best interests of the Company and our shareholders. It is important for the Board of Directors to have the flexibility to act promptly to meet future business needs as they arise. Sufficient shares should be readily available to maintain our financing and capital raising flexibility. By having additional shares readily available for issuance, the Board of Directors will be able to act expeditiously without spending the time and incurring the expense of soliciting proxies and holding special meetings of shareholders.

      We do not have any current plans to issue any newly authorized additional shares of common stock and would determine to do so only after reviewing the pace at which we are investing the proceeds of our recent stock offerings and our other liquid assets, including our holdings of freely marketable corporate securities, and the level and attractiveness of investment opportunities becoming available and likely to become available.

Dilution

      Issuance of new shares of common stock, other than to existing shareholders, would be potentially dilutive to the voting power of existing shareholders and could be dilutive with regard to dividends and other economic aspects of the common stock. Because the number of shares of common stock that could be so issued and the timing of any issuance is not currently known, the actual dilutive effect cannot be predicted. In addition, we could well incur expenses in connection with any such sale of additional shares, which could result in a dilution of net asset value per share at the time of sale for all shareholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

                   REMOVAL OF CERTAIN INVESTMENT RESTRICTIONS

                              (Proposals No. 4A-4G)

Proposals

      The Board of Directors, including the independent directors, has proposed that shareholders approve the elimination of certain fundamental investment restrictions we adopted years ago, prior to our becoming a business development company, when we were an investment company. We are proposing this change because we are concerned that these investment restrictions are outdated and could inappropriately limit our operations going forward. The Board recently reviewed each of our investment restrictions and determined that it would be in the best interests of shareholders to eliminate certain investment restrictions that are not required under applicable law.

      Under the 1940 Act, a registered investment company is required to recite its policy with respect to certain investment activities. Under the 1940 Act, an investment policy that is classified as "fundamental" may not be changed without the approval of a company's shareholders. When we were a registered investment company, we adopted certain fundamental investment restrictions as required by the 1940 Act. The provisions of the 1940 Act regarding fundamental investment restrictions and objectives are not applicable to business development companies. When we elected to be treated as a business development company, we did not formally remove these investment restrictions. Although we believe that we were not required to take any action to remove these restrictions, because their removal is inherent in becoming a business development company, the 1940 Act does not expressly provide this result and our Board of Directors is recommending that the shareholders approve these proposals to ensure there is no doubt that they are not applicable. We reserve the right to take the position that none of the restrictions are in effect even if shareholders do not approve their removal.

      Although the proposed elimination of the investment restrictions generally would give us broader authority to make certain investments or engage in certain investment practices, we do not currently intend to change in any way our investment strategy or operations. In addition, many of the investment restrictions are no longer relevant to our business strategy. The proposal was approved by the Board of Directors, subject to shareholder approval, at a meeting held on March 10, 2005.

      At the Annual Meeting, shareholders will vote on the proposal to remove the investment restrictions listed below. If approved, the removal of these investment restrictions will become effective immediately. If these proposals are not approved, the current restrictions will remain in effect unless we are correct in our assessment that they do not apply. If these restrictions do remain in effect, we will be limited in our future ability to implement certain techniques, while other business development companies will be able to implement those techniques because they do not have these restrictions.

                                   PROPOSAL 4A

                          ELIMINATION OF THE INVESTMENT
                       RESTRICTION REGARDING CONCENTRATION

      The fundamental investment restriction regarding concentration currently reads as follows:

      "[We may not] invest more than 25% of the value of our total assets in any one industry."

      We now make new venture capital investments exclusively in tiny technology. Tiny technology is not an industry, and tiny technologies permeate a variety of industries. Accordingly, the Company has no present intention to concentrate in any one industry, although it desires the freedom to do so to the extent its investment opportunities develop in that manner. If we become focused in an industry, shareholders may have more risk of loss than if we were more broadly diversified over numerous industries.

      The Board of Directors proposes that shareholders remove the above-referenced investment restriction regarding industry concentration, because such an investment restriction is not required for a business development company, although the Company has no present intention to concentrate in any one industry.

                                   PROPOSAL 4B

               ELIMINATION OF THE INVESTMENT RESTRICTION REGARDING THE BORROWING AND THE ISSUANCE OF SENIOR SECURITIES

      The fundamental investment restriction regarding issuing senior securities currently reads as follows:

      "[The Company may not] issue senior securities other than:

            (a) preferred stock not in excess of the excess of 50% of our total assets over any senior securities described in clause
                  (b) below that are outstanding,

            (b) senior securities other than preferred stock (including borrowing money, including on margin if margin securities are owned and through entering into reverse repurchase agreements, and providing guaranties) not in excess of 33 1/3% of our total assets, and

            (c) borrowings of up to 5% of our total assets for temporary purposes without regard to the amount of senior securities outstanding under clauses (a) and (b) above; provided, however, that our obligations under interest rate swaps, when issued and forward commitment transactions and similar transactions are not treated as senior securities if covering assets are appropriately segregated; or pledge our assets other than to secure the issuances or in connection with hedging transactions, short sales, when-issued and forward commitment transactions and similar investment strategies.

            For purposes of clauses (a), (b) and (c) above, "total assets" shall be calculated after giving effect to the net proceeds of any issuance and net of any liabilities and indebtedness that do not constitute senior securities except for liabilities and indebtedness as are excluded from treatment as senior securities by the proviso to this item ...."

      Use of debt or preferred stock as a source of capital entails two primary risks. The first risk is that the use of debt leverages our available common equity capital, magnifying the impact on net asset value of changes in the value of our investment portfolio. For example, a business development company that uses 33% leverage (that is, $50 of leverage per $100 of common equity) will show a 1.5% increase or decline in net asset value for each 1% increase or decline in the value of its total assets. The second risk is that the cost of debt or preferred stock financing may exceed the return on the assets the proceeds are used to acquire, thereby diminishing rather than enhancing the return to shareholders. To the extent that we utilize debt or preferred stock financing for any purpose, these two risks would likely make our total return to shareholders more volatile. In addition, we might be required to sell investments, in order to meet dividend, interest or principal payments, when it may be disadvantageous for us to do so.

      The Board of Directors proposes that shareholders remove the above-referenced investment restriction regarding the issuance of senior securities because such an investment restriction is not required for a business development company, although the Company has no present intention to issue senior securities. In fact, this restriction is inconsistent with the capital structure authorized by the 1940 Act for business development companies such as us. These provisions would permit us, subject to some exceptions, to issue debt or preferred stock, so long as our total assets immediately after the issuance, less some ordinary course liabilities, exceed 200% of the sum of the debt and any preferred stock outstanding. Business development companies may also issue senior debt securities accompanied by warrants, options and rights to subscribe or convert to voting securities under certain conditions.

                                   PROPOSAL 4C

                    INVESTMENT RESTRICTION REGARDING LENDING

      The fundamental investment restriction regarding making loans currently reads as follows:

      "[The Company may not] make loans of money or property to any person, except through loans and guaranties to entities, loans of portfolio securities, the acquisition of fixed income obligations consistent with our investment objective and policies or the acquisition of securities subject to repurchase agreements."

      Although we have no present intention to make loans of money or property to any person, except through loans and guaranties to entities, if we were to do so, we could be subject to a default on the loan resulting in a loss of such assets.

      The Board of Directors proposes that shareholders remove the above-referenced investment restriction regarding making loans, because such an investment restriction is not relevant to the Company, which does not have an investment objective and is not required to have any policy regarding loans.

                                   PROPOSAL 4D

                        INVESTMENT RESTRICTION REGARDING
                             UNDERWRITING SECURITIES

      The fundamental investment restriction regarding underwriting securities currently reads as follows:

      "[The Company may not] underwrite the securities of other issuers, except to the extent that in connection with the disposition of portfolio securities or the sale of its own securities we may be deemed to be an underwriter."

      Although the modern structure of underwriting securities entails little risk to the underwriters, who rarely enter into an underwriting agreement covering more shares than they have sold, it is possible that engaging in underwriting would impose on us a risk of loss on unsold securities. The Board of Directors proposes that shareholders remove the above-referenced investment restriction regarding underwriting securities, because such an investment restriction is not required for a business development company, although we have no present intention to underwrite securities.

                                   PROPOSAL 4E

                  INVESTMENT RESTRICTION REGARDING THE PURCHASE
                             OR SALE OF REAL ESTATE

      The fundamental investment restriction regarding the purchase or sale of real estate currently reads as follows:

      "[The Company may not] purchase or sell real estate or interests therein in excess of its total assets or interests therein in excess of its total assets."

      If we were to purchase real estate, we would be subject to the risk that the value in such real estate could decline because of adverse developments affecting the real estate that we had purchased and/or the real estate industry and real property values. In addition, real estate can be less liquid and be difficult to value.

      The Board of Directors proposes that shareholders remove the above-referenced investment restriction regarding the sale of real estate, because such an investment restriction is not required for a business development company, although we have no present intention to purchase or sell real estate.

                                  PROPOSAL 4F

                      INVESTMENT RESTRICTION REGARDING THE
                         PURCHASE OR SALE OF COMMODITIES

      The fundamental investment restriction regarding the purchase or sale of commodities currently reads as follows:

      "[The Company may not] purchase or sell commodities or purchase or sell commodity contracts except for hedging purposes or in connection with business operations and except for precious metals and coins."

      The prices of the commodities, currencies and other instruments are volatile and market movements are difficult to predict. Therefore, there could be a risk that our ability to dispose of a commodities contract or enter into an offsetting contract may be limited.

      The Board of Directors proposes that shareholders remove the above-referenced investment restriction regarding the purchase or sale of commodities, because such an investment restriction is not required for a business development company, although the Company has no present intention to purchase or sell commodities.

                                   PROPOSAL 4G

               INVESTMENT RESTRICTION REGARDING MAKING SHORT SALES

      The fundamental investment restriction regarding making short sales currently reads as follows:

      "[The Company may not] make any short sale of securities except in conformity with applicable laws, rules and regulations and unless, in giving effect to the sale, the market value of all securities sold short does not exceed 25%, except short sales "against the box" which are not subject to the limitation, of the value of our total assets and our aggregate short sales of a particular class of securities does not exceed 25% of the then-outstanding securities of that class."

      If Proposal 4G is adopted, the Company would have the authority to effect short sales. A short sale is a transaction in which a company sells a security it does not own by borrowing it from a broker, and consequently becomes obligated to replace that security. Making short sales would increase our risk of loss if the price of the security sold short increases between the time of the short sale and the time we replace the borrowed security. The amount of loss is theoretically unlimited. In addition, we would be obligated to replace the borrowed security at any time upon demand and might not be able to reborrow the security from other sources, in which case we would have to purchase the security in order to return the borrowed security at a time that might cause us to realize a loss.

      The Board of Directors proposes that shareholders remove the above-referenced investment restriction regarding short sales, because such an investment restriction is not required for a business development company, although we have no present intention to make short sales.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

Other Business

      The Board of Directors does not intend to bring any other matters before the Annual Meeting and, at the date of mailing of this proxy statement, has not been informed of any matter that others may bring before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

Annual Reports on Form 10-K

      Our Annual Report on Form 10-K, as filed with the SEC, is being delivered with this proxy statement.

      We undertake to provide, without charge, to each shareholder as of March 14, 2005, upon the written request of such shareholder, a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the SEC for our most recent fiscal year. Any shareholder who would like to request a copy of our most recent Annual Report on Form 10-K may do so by submitting a written request, which shall contain a representation in good faith that such shareholder was a beneficial owner as of March 14, 2005, of our securities entitled to vote, to the following address:

                               Investor Relations
                           Harris & Harris Group, Inc.
                        111 West 57th Street, Suite 1100
                               New York, NY 10019

Submission of Shareholder Proposals

      Any shareholder proposals intended to be presented for inclusion in our proxy statement and form of proxy for the next annual meeting of shareholders to be held in 2006 must be received in writing by the Secretary of the Company at Harris & Harris Group, Inc., 111 West 57th Street, New York, New York 10019, no later than November 30, 2005, in order for such proposals to be considered for inclusion in the proxy statement and proxy relating to the 2006 annual meeting of shareholders. Submission of a proposal does not guarantee inclusion in the proxy statement, as the requirements of certain federal laws and regulations must be met by such proposals.

      Under our Bylaws, nominations for director may be made only by the Board or the Nominating Committee, or by a shareholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The Bylaws also provide that no business may be brought before an annual meeting of the shareholders except as specified in the notice of the meeting or as otherwise properly brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the Bylaws) not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

      Rule 14a-4 of the Securities and Exchange Commission's proxy rules allows us to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders, if we do not have notice of the matter at least 45 days before the anniversary of the date on which we first mailed our proxy materials for the prior year's annual meeting of shareholders or the date specified by the advance notice provision in our Bylaws. Our Bylaws contain such an advance notice provision as described above. For our Annual Meeting of Shareholders expected to be held on May 5, 2005, shareholders must submit such written notice to our Secretary in accordance with our advance notice provision, as described above.

      A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to our Secretary.


                                             By Order of the Board of Directors

New York, New York                           /s/ Susan T. Harris
                                             -----------------------------------
April 5, 2005                                Susan T. Harris
                                             Secretary

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

          Sign, Date and Return the                    [X]
          Proxy Card Promptly Using          Votes must be indicated
          the Enclosed Envelope.            (x) in Black or Blue ink.

1.   Election of Directors

     FOR all nominees  [ ]   WITHHOLD AUTHORITY to vote  [ ]   *EXCEPTIONS   [ ]
     listed below            for all nominees listed
                             below

     Nominees:  DR. C. WAYNE BARDIN,   DR. PHILLIP A. BAUMAN,      G. MORGAN BROWNE,   DUGALD A. FLETCHER,
                CHARLES E. HARRIS,     DR. KELLY S. KIRKPATRICK,   MARK A. PARSELLS,   LORI D. PRESSMAN,
                CHARLES E. RAMSEY,     JAMES E. ROBERTS.

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

     *Exceptions________________________________________________________________

          FOR   AGAINST   ABSTAIN

     2    [ ]     [ ]       [ ]

     3    [ ]     [ ]       [ ]

     4A   [ ]     [ ]       [ ]

     4B   [ ]     [ ]       [ ]

     4C   [ ]     [ ]       [ ]

     4D   [ ]     [ ]       [ ]

     4E   [ ]     [ ]       [ ]

     4F   [ ]     [ ]       [ ]

     4G   [ ]     [ ]       [ ]

SCAN LINE (FPO)

     Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

-------------------------------------------   ----------------------------------
Date         Share Owner sign here            Co-Owner sign here

2. To approve a proposal to authorize the Company to offer long-term rights to purchase shares of the Company's common stock at an exercise price that, at the time such rights are issued, will not be less than the greater of the market value of the Company's common stock or the net asset value of the Company's common stock. Such rights may be part of or accompanied by other securities of the Company (such as convertible preferred stock or convertible debt);

3. To amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 30,000,000;

4. To remove certain investment restrictions that date back to before we became a business development company that are not applicable to business development companies:

     4A.  To eliminate the investment restriction regarding concentration;

     4B. To eliminate the investment restriction regarding borrowing and the issuance of senior securities;

     4C.  To eliminate the investment restriction regarding lending;

     4D. To eliminate the investment restriction regarding underwriting securities;

     4E. To eliminate the investment restriction regarding the purchase or sale of real estate;

     4F. To eliminate the investment restriction regarding the purchase or sale of commodities;and

     4G.  To eliminate the investment restriction regarding making short sales.

5. To transact such other business as may properly come before the meeting or any postponement or adjournments thereof.

--------------------------------------------------------------------------------

                           HARRIS & HARRIS GROUP,INC.
                              111 West 57th Street
                                New York,NY 10019

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           -----------------------------------------------------------

The undersigned hereby appoints CHARLES E.HARRIS and HELENE B.SHAVIN and each of them, with full power of substitution, proxies to vote at the annual meeting of shareholders to be held on May 5, 2005 or an adjournment thereof, to represent and to vote all the shares of common stock of Harris & Harris Group, Inc. that the undersigned is entitled to vote with all powers the undersigned would have if personally present, on the following matters as designated on the reverse side and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote "FOR" all the nominees listed in item 1 and "FOR"items 2, 3, 4A, 4B, 4C, 4D, 4E, 4F and 4G.

When properly executed,this proxy will be voted as specified and in accordance with the accompanying proxy statement.If no instruction is indicated, this proxy will be voted "FOR"items 1, 2, 3, 4A, 4B, 4C, 4D, 4E, 4F and 4G.

To change your address, please mark this box.  [ ]     (Continued and to be dated and signed on the reverse side.)

To include any comments, please mark this box. [ ]     HARRIS & HARRIS GROUP, INC.
                                                       P.O. BOX 11469
                                                       NEW YORK, N.Y. 10203-0469